Exhibit 10.14.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of this 26th day of March, 2007, by and between Fauquier Bankshares, Inc., a Virginia corporation (the “Company”), The Fauquier Bank, a Virginia banking corporation (the “Bank”), and Randy K. Ferrell (the “Executive”) amends that certain Employment Agreement dated as of January 19, 2005 (the “Employment Agreement”) between the parties.
     In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree that as follows:
     1. The first sentence of Section 3(c) of the Employment Agreement is amended to read as follows, effective as of and from the January 15, 2005 Effective Date of the Employment Agreement:
Subject to the annual approval of the Compensation Committee or the Board of Directors of the Company, as the case may be, the Executive will receive during the Term an annual stock award under the Company’s Omnibus Stock Ownership and Long Term Incentive Plan or any successor plan (the “Stock Compensation Plan”), with a value up to 90% of his actual annual cash incentive payment earned each year.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written herein.

Fauquier Bankshares, Inc.

By	/s/ C. H. Lawrence, Jr.

Its	Chairman

The Fauquier Bank

By	/s/ C. H. Lawrence, Jr.

Its	Chairman

/s/ Randy K. Ferrell

Randy K. Ferrell